EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of June 9, 2006, by and between DAVID S. KINCER (the "Executive") and Datascension, Inc., a Nevada corporation (the "Company").

WITNESSETH THAT:

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company's shareholders to encourage the continued executive leadership of the Executive; and

      WHEREAS, Executive desires to continue with his employment relationship based on terms set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree to enter into this Agreement and to agree with each other as follows:

1. EMPLOYMENT. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer of Datascension, Inc. and Datascension International, Inc. (a wholly owned subsidiary) during the Agreement Term (as defined below), with such authority, power, responsibilities and duties customarily exercised by a person holding such positions in a company of the size and nature of the Company. In his positions with the Company, the Executive shall only report directly to the Board of Directors of the Company (the "Board"). This contract shall take effect on January 1, 2006 (the "Effective Date"). The "Agreement Term" shall be the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, the Agreement Term will be automatically extended by twelve months on the first anniversary of the Effective Date and on each anniversary thereof, unless one party to this Agreement provides written notice of non-renewal to the other party within 30 days prior to the date of such automatic extension.

2. PERFORMANCE OF DUTIES The Executive agrees that during his employment with the Company, he shall devote his full business time, energies and talents to serving in the positions described in Section 1 and that he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing provisions of this Section 2, the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of any for-profit business, with the prior consent of the Board (which consent shall not be unreasonably withheld); and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of the Executive's duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company or any subsidiary or affiliate thereof.
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3. COMPENSATION  Subject  to  the terms of this Agreement, during the Agreement
      Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

            (a) Base Salary The Executive shall receive an annual base salary of $275,000.00 payable in monthly or more frequent installments in accordance with the Company's payroll policies (such annual base salary as adjusted pursuant to this Section 3(a) shall hereinafter be referred to as "Base Salary"). The Executive's Base Salary shall be reviewed, and may be increased but not decreased, annually, by the Board pursuant to its normal performance review policies for senior executives, with the first such review occurring not later than December 2006. Should the Company for any reason be unable to pay the Executive monthly or more frequent installments in accordance with the Company's payroll policies, the Executive may elect either of the following alternatives, or a combination thereof;

                  (i) Executive may elect to treat the unpaid compensation as a loan payable on demand that accrues an annual interest of ten (10%) percent; and/or

                  (ii) Executive may elect to receive common stock of the Company issued under an S-8 registration statement which will provide the Executive common stock at fair market value based on the average closing price for the five (5) trading days preceding the request for issuance of stock for the effective pay period. Executive may also elect to receive common stock of the Company issued under an S-8 registration statement which will provide the Executive common stock at fair market value based on the average closing price of the five (5) trading days preceding the request for issuance of stock for the loan payable on demand pursuant to subsection 3(a)(i).

            (b) Initial Restricted Stock Award. The Company shall make an initial signing award to the Executive of 500,000 restricted shares of the Company's common stock under and subject to the terms and conditions of the Company's Stock Compensation Plan dated January 1, 2004 or as thereafter amended (the "Stock Plan").

            (c) Restricted Stock Option Award. The Company shall make an award to the Executive of restricted shares of the Company's common stock under and subject to the terms and conditions of the Stock Plan and Common Stock Purchase Warrant, a copy of which is attached and incorporated herein as EXHIBIT A, as follows:

                  (i) For calendar year 2006, if the Company's sales exceed $12,000,000 and $500,000 in EBIDTA, 500,000 options at
                        $.30 per share.

(ii)              For  calendar  year  2007,  if  the  Company's  sales  exceed
                        $15,000,000 and $1,000,000 in EBIDTA, 1,000,000 options
                        at $.30 per share.


                        Nevertheless, if the Company's 2007 sales/EBIDTA exceed
                        the                 prior year (2006), there will be an
                        award of 500,000 options at $.30 per share.

                  (iii) For  calendar year 2008, if the Company's sales  exceed
                        $18,000,000   in   sales   and  $1,500,000  in  EBIDTA,
                        1,000,000 options at $.30 per share. Nevertheless, if the Company's 2008 sales/EBIDTA exceed the prior year
                        (2007), there will be an award of 500,000 options at $.30 per share.

                In any event resulting in the sale of the Company, all options awarded to Executive shall become immediately redeemable. If the Executive is terminated, without cause (as defined infra), at any time, the options become immediately redeemable.

            (d)   Employee  Benefits,  Fringe  Benefits  and   Perquisites  The
Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company's other senior executives, including, but not limited to, five weeks vacation and health, vision and dental insurance. Notwithstanding any provision contained herein, at the time that the Executive is eligible to participate in the Company's group health plan; neither he nor any of his dependents will be subject to any pre-existing condition provision contained in such plan.

            (e)   Expense  Reimbursement.   The   Company  will  reimburse  the
Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company's policies applicable to senior executives. Any expenses not reimbursed within 30 calendar days of submission will be treated similar to unpaid compensation as discussed in subsection 3(a)(i) at the option of the Executive.

            (f) Stock Splits. Any amounts to be issued in stock under this Agreement will be adjusted for any stock splits unless issuance has already been made to Executive.

            (g) Spin Offs. In the event a subsidiary company is spun off and the Executive is employed in the subsidiary on a full time basis, compensation will then be paid by the subsidiary and not the parent. A new compensation agreement will be executed for the Executive with the subsidiary, derived by its Board of Directors with terms not to be less than those currently effective. This agreement will then immediately terminate under the conditions in subsection 5 (b). In the event a subsidiary company is spun off and the executive is not employed in the subsidiary, the Executive will be entitled to participate in an option plan of that subsidiary that will be constructed prior to the completion of the spin off in the same percentage ratios as those used for the Executive in the parent company option plans.
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4. INDEMNIFICATION.  The  Director  Indemnity  Agreement dated January 1, 2004, incorporated herein by reference, as between Executive and the Company, shall remain in effect through the term of this Agreement.

5. TERMINATION OF EMPLOYMENT. Upon termination of the Executive's employment for any reason, the Executive or, in the event of death, the Executive's estate shall be entitled to the Executive's Base Salary pro rated through the date of termination. Any annual incentive payment earned by the Executive for a prior award period, but not yet paid to the Executive, and any employee benefits to which the Executive is entitled by reason of his employment shall be paid to the Executive or his estate at such time as is provided by the terms of the applicable Company plan or policy. If the Executive's employment is terminated during the Agreement Term, the Executive's right to additional payments and benefits under this Agreement for periods after his date of termination shall be determined in accordance with the following provisions of this Section 5.

            (a) Death. If Executive's employment is terminated by reason of his death, the Executive's spouse and eligible dependents, shall be eligible for continued participation in all medical, dental, vision and hospitalization insurance plans in which they were participating at the time of the Executive's death for 18 months after the Executive's date of death, which shall run concurrently with their COBRA rights. For the 18-month period described in this
Section 5(a), the Executive's spouse and eligible dependents shall pay no portion of the premium or cost for such coverage.

            (b)     Termination  for  Cause  or Voluntary Resignation.  If  the
Executive's employment is terminated by the Company for Cause or if the Executive voluntarily resigns from the employ of the Company, other than pursuant to a Constructive Discharge (as described in paragraph (d) of this Section 5), all payments and benefits to which the Executive would otherwise be entitled under this Agreement shall immediately cease, except as otherwise specifically provided above in this Section 5 with respect to his pro rated Base Salary through the date of termination, his annual Incentive Payment, if any, earned for a prior award period and his previously earned employee benefits. For purposes of this Agreement, the term "Cause" shall mean:

                  (i) the Executive is convicted of a felony or any crime involving moral turpitude resulting in reputational harm causing material injury to the Company; or

                  (ii) a reasonable determination by a majority vote of directors at a meeting at which a quorum was present, that, in carrying out his duties, the Executive has engaged in gross neglect or gross misconduct, resulting in economic harm to the Company;

                  (iii) theft  or   embezzlement   from   the  Company  or  any
subsidiary; or
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                  (iv)  repeated  violations of material Company  policies,  as may be adopted by the Board from time to time, provided that the Company has given the Executive written notice of each such violation and the Executive fails to cure or is unable to cure each such violation within 10 days after such respective notice.

            (c) Termination Without Cause. If the Company terminates the Executive without Cause:

                  (i) The Executive shall be entitled to a lump sum payment, within 60 days following termination of his employment, of (A) two times his then current Base Salary, plus (B) two times the average annual Incentive Bonus paid to or earned by the Executive (whichever is larger) during the three previous fiscal years during the Agreement Term or, if there have not been three previous fiscal years during the Agreement Term, such fewer number of fiscal years as shall have occurred during the Agreement Term;

                  (ii) The Executive and his eligible dependents shall be entitled to continued participation, at no cost to the Executive or his eligible dependents, in all medical, dental, vision and hospitalization insurance coverage, until the earlier of 18 months following termination of employment or the date on which he receives equivalent coverage and benefits from a subsequent employer. The time period described in this Section 5(c)(ii) shall run concurrently with the COBRA rights of the Executive and his eligible dependents.

                  (iii) All outstanding unvested stock options granted to the Executive prior to his termination of employment shall vest, become immediately exercisable and shall expire, if not exercised, at the earlier of the third anniversary of such termination of employment or the "expiration date" set forth in the applicable stock option agreement.

                  (iv) All outstanding unvested restricted shares of the Company's stock awarded to the Executive prior to his termination of employment shall vest immediately upon the Executive's termination of employment.

1.
            (d) Constructive Discharge A Constructive Discharge by the Company shall be treated for all purposes of this Agreement as a termination by the Company without Cause. If (x) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within a reasonable time after the Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which the Executive believes constitute Good Reason; (y) the Company fails to correct the circumstances within 30 days after such notice; and (z) the Executive resigns within ninety days after the date of delivery of the notice referred to in clause (x) above, then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent (and except in consequence of a prior termination of the Executive's employment), the occurrence of any of the following circumstances:

                  (i) A reduction by the Company in the Executive's Base Salary to an amount that is less than required under Section 3(a).

                  (ii) The failure of the Executive to be elected or reelected to any of the positions described in Section 1 or his removal from any such position.

                  (iii) A material diminution in the Executive's duties. In the event of a change of control, the mere fact that the Company ceases to be publicly traded or is a subsidiary of another corporation shall not constitute Good Reason under this clause (iii).

                  (iv) A change in the Executive's reporting relationship such that the Executive no longer reports directly to the Board.

                  (v) A breach by the Company of any of its material obligations to the Executive under this Agreement.

            The Executive shall be entitled to severance compensation under sections 5 (c) and (d) based on the following formula set forth below. However, in no event shall Executive's Base Salary severance compensation be less than $400,000.00:

                  - Employed 5 years or more, then 100% of 5(c)(i).

                  - Employed 4 years or more, but less than 5 years, then
                        75% of 5(c)(i).

                  - Employed 3 years or more, but less than 4 years, then
                        50% of 5(c)(i).

                  - Employed  2 years or more, but less than 3 years then
                        25% of 5(c)(i).

                  - Employed 1  year or more, but less than 2 years, then
                        10% of 5(c)(i).

                  - Employed less  than  1  year,  only what is currently
                        due.

            The terms of Sections 5 (c)(ii), (iii) and (iv) will not be affected by length of employment of Executive. Employment with Company will be defined as the period Executive has been employed by Company or its subsidiaries.

            (e) Termination Due to Employment Order It shall be grounds for termination of this Agreement by the Company if the Executive is prohibited from substantially fulfilling his obligations under this Agreement as a result of an injunction or other order that (i) was obtained from a court of competent jurisdiction by any former employer of the Executive, and (ii) has been or will be in effect for a period of at least 60 days (an "Employment Order"). If the Company terminates the Executive due to an Employment Order:

                  (i) The Executive shall be entitled to a lump sum payment, within 60 days following termination of his employment, of (A) 0.5 times his then current Base Salary, plus (B) 0.5 times the average annual Incentive Bonus paid to or earned by the Executive (whichever is larger) during the three previous fiscal years during the Agreement Term or, if there have not been three previous fiscal years during the Agreement Term, such fewer number of fiscal years as shall have occurred during the Agreement Term.

                  (ii) The Executive and his eligible dependents shall be entitled to continued participation, at no cost to the Executive or his eligible dependents, in all medical, dental, vision and hospitalization insurance coverage, until the earlier of 18 months following termination of employment or the date on which he receives equivalent coverage and benefits from a subsequent employer. The time period described in this Section 5(e)(ii) shall run concurrently with the COBRA rights of the Executive and his eligible dependents.

                  (iii) One-eighth of all outstanding unvested stock options granted to the Executive prior to his termination of employment shall vest, become immediately exercisable and shall expire, if not exercised, at the earlier of the third anniversary of such termination of employment or the "expiration date" set forth in the applicable stock option agreement. The remaining one-half of such stock options shall terminate. (iv) One-eighth of all outstanding unvested restricted shares of the Company's stock awarded to the Executive prior to his termination of employment shall vest immediately upon the Executive's termination of employment. The remaining one-half of such restricted shares shall be forfeited.

            However, in no event shall Executive's Base Salary severance compensation be less than $400,000.00 for any termination predicated on section 5(e).

            (f) Non-renewal of Agreement by the Company. The normal expiration of this Agreement at the end of the Agreement Term shall be treated for all purposes of this Agreement as a termination by the Company without Cause, if:

                  (i) The Company provides written notice to the Executive of non-renewal of the Agreement Term in accordance with Section 1;

                  (ii)  The  Executive   continues  to  serve  the  Company  in
accordance with this Agreement for the remainder of the Agreement Term; and

                  (iii) The  Executive's  employment   with   the   Company  is
terminated after the expiration of this Agreement and prior to age 65 for any reason other than disability.
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            (g)   No  Mitigation;  No Offset In the event of any termination of employment under this Section 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration received by the Executive from any subsequent employer, except as provided in Sections 5(c)(ii) or 5(e)(ii).

            (h) Nature of Payments. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

            (i) Effect of Termination on Other Positions. If, on the date of termination of employment with the Company, the Executive is a member of the Board of Directors of the Company or any of the Company's direct subsidiaries, (a direct subsidiary shall be defined as any subsidiary in which the Company owns a majority interest) or holds any other position with the Company, or other direct subsidiaries of the Company, the Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with the Company. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

            (j) Benefit Plans If, for any period during which the Executive is entitled to continued benefits under this Agreement, the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under any such plan, the Company shall provide comparable benefits or the cash equivalent of the cost thereof (after taking into account all tax consequences thereof to the Executive and the Executive's dependents as the case may be) to the Executive and, if applicable, the Executive's dependents through other arrangements.

            (k) Return of Company Property. Upon termination of employment with the Company for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its subsidiaries or affiliates or containing any trade secrets relating to the Company or its subsidiaries or affiliates except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term "trade secrets" shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 5(k).

            (l) Adverse Actions. Executive agrees that following his termination of employment with the Company for any reason until the second anniversary of such termination of employment without the prior written consent of the Company the Executive shall not, in any manner, solicit, request, advise or assist any other person or entity to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as defined in the Change in Control Agreement), or (b) seek to control in any material manner the Board.

             (m) Mutual Nondisparagement. Each party agrees that, following the Executive's termination of employment; such party will not make any public statements, which materially disparage the other party. Notwithstanding the foregoing, nothing in this Section 5(m) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

             (n) Loans to Company. Company agrees that following the termination of employment, any and all loans outstanding on the books of the Company which are due to the Executive shall be reimbursed within 15 business days.

            (o) Personal Guarantees. Company agrees that following the termination of employment, any and all personal guarantees provided by Executive for the Company shall be removed or replaced by the Company within 15 business days.

6. CONFIDENTIAL INFORMATION. The Executive agrees that, during his employment by the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

7. NONSOLICITATION. For the three year period following Executive's termination of employment with the Company, the Executive shall not solicit any individual who is, on the date of his termination of employment, employed by the Company or its subsidiaries or affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its subsidiaries or affiliates, and the Executive shall not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive's employer.

8. EQUITABLE REMEDIES. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 5(l), (m), 6 or 7 and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of
      Section 5(l), (m), 6 or 7. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

9. ASSISTANCE WITH CLAIMS. Executive agrees that, consistent with the Executive's business and personal affairs, during and after his employment by the Company, he will assist the Company and its subsidiaries and affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any subsidiary or affiliate in any Proceeding, to the extent that such claims may relate to the Executive's employment or the period of Executive's employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate (or their actions), regardless of whether a lawsuit has then been filed against the Company or any subsidiary or affiliate with respect to such investigation The Company agrees to reimburse Executive for all of Executive's reasonable out-of- pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee for Executive's services.

10.ASSIGNABILITY, BINDING NATURE This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

11.AMENDMENT. This Agreement, including any exhibit made a part hereof, may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof except that in the event of the Executive's disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

12.APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state. Any action to enforce this Agreement shall be brought within the State of California, in a court of competent jurisdiction.

13.SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

14.WAIVER OF BREACH No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

15.COMPLIANCE WITH LAW. Notwithstanding any provision contained in this Agreement to the contrary, in the event a regulatory authority commences an appropriate proceeding, action or order challenging the payment to Executive of any benefit hereunder, or in the event any such payment hereunder is otherwise prohibited by law, such benefit payment shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or until such payments are otherwise permitted by law. In the event that any challenge to the payments required by this Agreement is initiated by a regulatory authority or other person, the Company shall notify Executive of such challenge and shall promptly proceed to attempt to resolve such challenge in a manner that enables the Company to make to Executive all payments required hereunder.

16.NOTICES Notices and all other communications  provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
6
                  to the Company:

                        Datascension, Inc.
                        145 S. State College Blvd., Suite 350
                        Brea, CA 92821
                        Attention: General Counsel and Secretary

            or to the Executive:

                        At the most recent address maintained by the Company in its personnel records
            Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

17.EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) except to the extent previously disclosed to the Company in writing, the execution delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) except to the extent previously disclosed to the Company in writing, Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; and (iii) Executive shall not use any confidential information or trade secrets in connection with the performance of his duties hereunder.

18.COMPANY'S REPRESENTATIONS. The Company  represents  and  warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

19.SURVIVORSHIP. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20.ENTIRE  AGREEMENT.  Except  as  otherwise   noted  herein,  this  Agreement,
      including the exhibits thereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and/or employment contracts, if any, between the parties relating to the subject matter hereof.

21.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A facsimile/photocopy of this Agreement may be used in lieu of the original for all purposes.

      IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

 DATASCENSION, INC.

By:_____________________________
Name: Robert L. Sandelman
Title: Director
Dated:  June 9, 2006

By:_____________________________
Name: Joseph A. Harmon
Title: Director
            Dated: June 9, 2006


By:____________________________
Name: Dave Lieberman
Title: Director
Dated:  June 9, 2006

DAVID S. KINCER

By:__________________________
David S. Kincer
Title: Executive
Dated:  June 9, 2006